Exhibit 10.4

MEMBER AGREEMENT

1. How this agreement works.

1.1. Welcome to Half.com's online buying and selling community (the "Site"). This Member Agreement ("Agreement") lists the terms of the Agreement between you (this means "you") and Half.com ("Half.com" or "we" or "us") for the buying and selling of goods, any software that we provide to you (the "software"), and all other services we provide (the "services"). By checking "I agree" below, you accept the terms and conditions of this Agreement and become a member of this Site.

1.2. Modification. If we change this Agreement, we shall post a revised version of this Agreement, which shall automatically replace the terms of this Agreement. The revised version of the Agreement is automatically effective 15 days after it is initially posted on the Site. Your continued use of this Site and the services following Half.com's posting of a revised Agreement will constitute your acceptance of the revised Agreement. If you do not agree with the terms of this Agreement or any revised version of this Agreement, do not continue to use the services or this Site. This Agreement was revised on February 13, 2001.

1.3. Additional Policies. This Agreement incorporates by reference the following policies also found on this Site:

Buyer Protection Policy Privacy Policy Shipping Policy Seller Payment Policy Seller Pricing and Quality Rating Policy Seller Rating Policy

2. Who we are and what we do.

2.1. Online Marketplace. Half.com is a venue that allows members who want to buy goods or items ("Buyers") to find members who want to sell the same goods or items ("Sellers"). If a Buyer does not find a matching item on the Half.com Site, the Buyer can use our "Compare Our Prices" service to find the item on another web site. Another alternative is that the Buyer can save an item on the Buyer's wish list or, for certain product categories, the Buyer can pre-order the item. In the case of a wish list, we will notify the Buyer when a matching item is subsequently added to our Site by a Seller. In the case of a pre-order, we will notify the Buyer of the confirmation of the sale when the item is added to our Site by a Seller.

3. How to become a member.

3.1. To be a member of Half.com, you must be 18 years old or older, a United States citizen or permanent alien. You may only use the services if you can legally enter into and form binding contracts. For example, minors are not allowed to use the services. If you do not qualify, please do not use or try to use the services.

3.2. We will not accept any request from you to buy or sell goods before you have registered. We consider registration necessary to help deter fraud. To register, you must provide your real name, address, phone number and email address. To become a Buyer you must provide valid credit card information. To become a Seller, you must have a valid credit card, and, for some Sellers, we will require bank account information, tax identification number or a social security number. Registration data is kept private in accordance with the terms of this Agreement and Half.com's Privacy and Security Policy. When you register with us, you authorize Half.com and its agents, suppliers or subcontractors to make any inquiries necessary to evaluate your credit information. This may include ordering a credit report, performing other credit checks, or obtaining address verification from state motor vehicle departments or other sources. When we confirm that your credit card number and other registration information is valid, we will not charge your credit card at that time.

3.3. We will provide you with the ability to create a member name and password to access the Site and use the services. Member name and password data is kept private in accordance with Half.com's Privacy and Security Policy. However, beyond the Half.com domain you are solely responsible for maintaining the security of your member name and password. You should not disclose your member name or password to any other person, because you are responsible for any action taken under your member name or password. We suggest that your member name not be a name that can easily identify you (such as your first and last name).

4. How to list an item as a Seller.

4.1. A member who wants to sell an item lists the item on the Half.com Site. As part of the listing process, the Seller assigns a price to it and lists the quality of the item in accordance with the Seller Pricing and Quality Rating Policy. If the item is not contained within the Half.com database, a Seller may have the opportunity to list the item's specifications and/or provide an image of the item. This opportunity will vary depending on product category.

5. Finding a matching item and issuing an offer as a Buyer.

5.1. A member who wants to buy an item first scans the Half.com Site for items listed by Sellers that match the Buyer's desired items. Once the Buyer finds a matching item, the Buyer places an "offer" that the Buyer is willing to purchase the item at the listed price plus the shipping costs as stated in our Shipping Policy. This offer is made in the form of a completed purchase transaction in the Half.com shopping cart.

5.2. When an offer is made, you authorize your credit card to be charged in an amount equal to the listing price and shipping costs of the items. The authorization will remain on the Buyer's credit card until the sale is completed or the order is cancelled.

6. Seller confirmation of the offer.

6.1. Once the Buyer makes an offer and the Buyer's credit card is authorized to be charged, the Seller receives a notification that a sale has been made and is given the Buyer's name and address for the sole purpose of shipping the item to the Buyer.

6.2. The Seller must confirm the order within 2 business days. Upon confirmation, the Seller is required to ship the item directly to the Buyer within 1 business day as stated in our Shipping Policy. However, if the Seller refuses the Buyer's offer or fails to confirm within 2 business days, then the offer is cancelled. The Buyer is free to buy a similar item from someone else on the Half.com Site.

7. Completing the sale.

7.1. After confirmation that the Seller is shipping an item, the Buyer's credit card is charged for the sale price of the item plus shipping costs. AT NO TIME IS THE BUYER'S CREDIT CARD INFORMATION PROVIDED TO THE SELLER. The Seller is paid for the sale according to the Seller Payment Policy.

7.2. Upon the Buyer's receipt of the item from the Seller, if a Buyer is dissatisfied with any part of the purchase the Buyer must follow the rules for dispute resolution set forth in our Buyer Protection Policy.

7.3. After the sale, we ask Buyers to rate Sellers according to our Seller Rating Policy. We make this information available to all visitors and members of the Site.

7.4. As a Seller and/or Buyer, you have certain obligations. As a Seller, you agree to sell your items at the prices you list, provide accurate descriptions of your items and confirm and ship items in accordance with the guidelines listed in our Shipping Policy. As a Buyer, if a problem or dispute arises after shipment of an item, you must initiate Buyer/Seller Communication according to the Buyer Protection Policy to attempt to resolve the problem. Whether you are a Buyer or Seller, you agree to work actively with the other party to your transaction to resolve any disputes. Half.com does not act as the agent of either party in any dispute and does not have the responsibility for resolving disputes.

8. Your relationship to us.

8.1. Permission. You, as a Buyer, grant Half.com permission to charge your credit card for the purchase of items. You, as a Seller, grant Half.com permission to credit your bank account for sales and/or to debit your bank account for disputes resolved against you if you receive payment through a "direct deposit" to your bank account. Debits and credits to a Seller's bank account will be made through an automated clearinghouse network (direct deposit).

8.2. Grant of license. For the purpose of promoting and facilitating the sale and purchase of goods and items that you list for sale, you grant to Half.com a non-exclusive, transferable, sublicenseable, worldwide, paid-up, royalty-free right and license to reproduce, modify, adapt, publish and display on the Site and on the sites of our parent, subsidiaries and marketing associates, your descriptions and/or specifications of goods listed for sale and the ratings you have given describing the condition of the goods for sale and any images you provide. If we add your product specifications and/or images to our database, you grant to Half.com a perpetual, non-exclusive, transferable, sublicensable, worldwide, paid-up, royalty-free right and license to reproduce, modify, adapt, publish and display on the Site and on the sites of our parent, subsidiaries and marketing associates, the specifications and/or images you provide.

8.3. Release. We are not involved in the actual transaction between Buyer and Seller, and we have no control over the quality, safety or legality of the items listed, or the transaction. We are not a guarantor of any transaction nor are we an escrow company. Therefore, in the event that you have a dispute with one or more members, you release Half.com and our parent, officers, directors, agents, subsidiaries, legal representatives and employees from claims, demands and damages of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way connected with such disputes. If you are a California resident, you waive California Civil Code 1542, which says: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

8.4. Disputes. In the event that you have a dispute with one or more member, you must utilize the Buyer Protection Policy to resolve the dispute.

9. Things we don't allow.

9.1. Adult materials. You agree not to list, sell or buy any adult materials, obscene materials or pornographic materials through the Site, directly or indirectly, and you agree not to use any names or other information found on or via this Site to do so.

9.2. Illegal activity. You agree not to use this Site for unlawful purposes or in an unlawful manner. You agree to comply with all applicable local, state, federal and international laws, statutes and regulations regarding use of the Site. You agree not to use or permit any one to use information provided through the Site for any unlawful or unauthorized purpose. You agree not to register under a false name or use an invalid or unauthorized credit card or bank account information.

9.3 Stolen Property. The sale of stolen property on Half.com is strictly forbidden, and violates state, federal and international law. Half.com strongly supports law enforcement efforts to recover stolen property that is listed on its Site, and urges the prosecution of those responsible for knowingly attempting to sell such items on Half.com. Stolen property includes items taken from private individuals, as well as property taken without authorization from companies or governments.

9.4 Promotional or extraneous material. The Buyer name and address information is provided for the sole purpose of shipping the specific purchased product(s) and may not be used for any other purpose, either in connection with such shipment(s) or separately from such shipment(s). You agree not to include in your shipment to Buyers any promotional or other material that is not provided or approved by Half.com. This includes, without limitation, material that announces a website or invites the Buyer to visit a website other than Half.com, catalogs, business cards, business reply cards, bookmarks, coupons, flyers, solicitations or other marketing or advertising material. The inclusion of extraneous materials in a shipment may offend or annoy Buyers and may negatively affect your Seller rating. If Half.com receives a complaint relating to your shipments regarding extraneous materials we may take any action that we deem appropriate in our sole discretion, including without limitation issuing a warning, immediately terminating any pending sales, or immediately terminating your access to our marketplace. You agree not to separately contact any member beyond the shipment of purchases through the Half.com marketplace, unless the Buyer initiates such communication pursuant to the Buyer Protection Policy.

10. What happens if we think you have broken our rules.

10.1. Investigations. We may investigate complaints and violations of our policies. You agree to cooperate fully with such investigations, including without limitation, providing us specific information regarding your right to a good, the source of a good, your acquisition of a good, the price you paid for a good, or the shipping information.

10.2. Violations, Termination and Suspension. We may take any action that we deem appropriate in our sole discretion, including without limitation, issue a warning, recommend you edit a listing, or suspend or terminate access to the Site (i.e., deny access, and remove listings of items) if: (a) you breach this Agreement or the policies it incorporates by reference; (b) you are unwilling to cooperate with our investigation of a reported violation; (c) we are unable to verify or authenticate any information you provide; or (d) we believe your conduct may cause legal liability for you, for other members, or for Half.com. You agree that payments owing to you for sales made through this Site may be suspended or delayed pending our investigation. Half.com is not obligated to pay you for any sales if we have a good faith basis to believe such sales were unlawful or otherwise made in material violation of this Agreement.

10.3. Disclosure of Information. Fraudulent conduct may be reported to law enforcement in accordance with our Privacy Policy, and Half.com will cooperate to ensure that violators are prosecuted to the fullest extent of the law. Half.com also reserves the right to report any activity that it suspects violates any law or regulation to appropriate law enforcement officials, regulators, or other relevant third parties.

10.4. Making adjustments. You authorize us to withhold payment or charge your credit card accounts (or debit your bank account) for any amount you owe us if (a) a sale is cancelled for any reason; (b) an adjustment is made pursuant to our Buyer Protection Policy; (c) we reasonably believe that you have committed fraud or other illegal act or omission during any buying or selling activity; or (d) you otherwise owe us a specific amount. If any of those things happen, we may also deduct from any amount we owe you, the amount you owe us.

11. Your warranties to us.

11.1. For all goods you list as the Seller, you warrant that your descriptions and/or images of the goods accurately detail and describe the goods offered for sale.

11.2. You represent and warrant that any information or image you provide to us, to other members, or to visitors (a) is not false, inaccurate, misleading, obscene, trade libelous, defamatory, unlawfully threatening or unlawfully harassing; (b) is not fraudulent and does not involve the sale of counterfeit or stolen items; (c) shall not contain child pornography; (d) does not infringe any third party's copyright, patent, trademark, trade secret, rights of publicity or privacy, or other right; (e) does not violate any law, statute, ordinance or regulation, including without limitation those governing consumer protection, unfair competition, anti-discrimination or false advertising; and, (f) does not contain any viruses or any programming that is intended to damage or interfere with any system, data or personal information.

11.3. You agree to indemnify and hold Half.com, and its parent (if applicable), subsidiaries, affiliates, officers, directors, attorneys, agents and employees, harmless against all liabilities, costs and expenses (including reasonable attorneys' fees) incurred by Half.com, and its parent (if applicable), subsidiaries, affiliates, officers, directors, agents, attorneys and employees that arise out of any claim asserted by a third party that involves, relates to or concerns any of your actions or omissions.

12. What we don't warrant (disclaimers of warranties and limitations of liability).

12.1. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, HALF.COM PROVIDES THE SOFTWARE, SITE AND SERVICES ON AN "AS IS" BASIS AND "AS AVAILABLE" BASIS WITHOUT ANY WARRANTIES OF ANY KIND. HALF.COM MAKES NO WARRANTY WITH RESPECT TO THE SOFTWARE, THE GOODS OR THE MANUFACTURER OF THE GOODS, OR WITH RESPECT TO THE SERVICES HALF.COM PERFORMS, OR THAT SELLERS OR BUYERS WILL PERFORM AS PROMISED, AND HALF.COM EXPRESSLY DISCLAIMS ALL SUCH WARRANTIES, EITHER EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

12.2. HALF.COM EXPRESSLY DISCLAIMS ANY RESPONSIBILITY FOR ANY CONSEQUENTIAL, INCIDENTAL, AND EXEMPLARY DAMAGES (INCLUDING WITHOUT LIMITATION DIRECT, INDIRECT AND SPECIAL DAMAGES) WHICH MAY RESULT FROM THE MANUFACTURE, SALE, DISTRIBUTION OR USE OF GOODS OR ITEMS.

12.3. HALF.COM'S LIABILITY, AND THE LIABILITY OF OUR SUPPLIERS, TO YOU OR ANY ONE ELSE IN ANY CIRCUMSTANCE IS LIMITED TO THE GREATER OF (A) $100, AND (B) THE TOTAL DOLLAR AMOUNT OF ALL FEES YOU HAVE PAID TO US IN THE 12 MONTHS PRIOR TO THE ACTION ALLEGEDLY GIVING RISE TO LIABILITY.

12.4. YOU ACKNOWLEDGE AND AGREE THAT THE FOREGOING DISCLAIMERS AND LIMITATIONS OF LIABILITY REPRESENT BARGAINED FOR ALLOCATIONS OF RISK, AND THAT THE PRICING AND OTHER TERMS AND CONDITIONS OF THIS AGREEMENT REFLECT SUCH ALLOCATIONS OF RISK.

12.5. Some states do not allow the limitation of liability, so the foregoing limitations may not apply to you.

12.6. You agree that Half.com is not responsible in any way for the accuracy or suitability of any payment of taxes to any entity on your behalf. You shall indemnify and hold Half.com, and its parent (if applicable), subsidiaries, affiliates, officers, directors, agents and employees harmless against all liabilities, costs, interest and expenses (including reasonable attorneys' fees) incurred by Half.com that arise out of any third party or governmental claim that involves, relates to or concerns (i) any federal, state or county tax obligation or amounts due or owing under any tax regulation, law, order or decree or (ii) any dispute concerning the tax status of Half.com as a reseller of goods.

12.7. Half.com reserves the right at any time to modify (including moving your items to product categories different from the one you listed) or discontinue, temporarily or permanently, the Site or any part of the Site with or without notice. You agree that we shall not be liable to you or any third party for any modification, suspension or discontinuance of the Site or any services under this Agreement.

13. We own the intellectual property rights to our Site.

13.1. You acknowledge and agree that (a) our patents, trademarks, trade names, service marks, copyrights and other intellectual property (collectively, "intellectual property") is and shall remain our sole property, and (b) nothing in this Agreement shall confer in you any right of ownership or license rights in our intellectual property. In addition, you shall not now or in the future contest the validity of Half.com's intellectual property.

13.2. Copyright (c) 1999-2001, Half.com, Inc. The software and the Site, including without limitation all text, graphics, logos, buttons, icons, images, audio clips, and computer programs, are the property of Half.com or its suppliers, and are protected by U.S. and international copyright, trademark and other laws. The compilation (meaning the collection, arrangement, and assembly) of all content on the Site is the exclusive property of Half.com and protected by U.S. and international copyright law. Any unauthorized reproduction, modification, distribution, transmission, republication, display, or performance of the software or the content on the Site is strictly prohibited.

14. Additional terms that affect our Agreement.

14.1. Notices. Except as expressly stated otherwise, all notices to Half.com shall be sent to the email addresses provided on the Site (e.g., webmaster@Half.com). Our street address is 500 S. Gravers Road, Plymouth Meeting, PA 19462. Except as expressly stated otherwise, all notices to you shall be sent to the email address you provide to us during the registration process. Such notice shall be deemed given one business day after the email is sent.

14.2. Governing Law; Arbitration. This Agreement shall be governed by and interpreted in accordance with the law of the Commonwealth of Pennsylvania, U.S.A., without regard to its provisions governing conflicts of law. Except for allegations that you have infringed or have threatened to infringe our intellectual property rights, you and we agree that any dispute or controversy between us, or arising under or concerning performance or breach of this Agreement, shall be settled by one arbitrator in binding arbitration, to be held in Norristown, Pennsylvania, U.S.A., under the then-current rules of the American Arbitration Association. Any such controversy or claim shall be arbitrated on an individual basis and shall not be consolidated in any arbitration with any claim or controversy of any other party. Judgment on the arbitration award may be entered in any court of competent jurisdiction. In the event we allege that you have infringed or threatened to infringe our intellectual property rights, then, in addition to any other rights and remedies we may have, we may seek any preliminary or permanent injunctive relief from any court of competent jurisdiction. For such actions, you consent to the exclusive personal jurisdiction and venue of the state courts in Montgomery County, Pennsylvania, and the federal courts located in Philadelphia County, Pennsylvania, U.S.A. Should either party file an action contrary to this provision, the other party may recover attorneys fees and costs up to $1000.00.

14.3. Responsibility for Taxes. Half.com is a venue only and is not responsible for the collection or remittance of any state and/or local sales taxes. Buyers and Sellers are responsible for all tax related issues that may arise.

14.4. Miscellaneous. This Agreement (and all and policies incorporated by reference) constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in accordance with the express terms of this Agreement. If any provision of this Agreement is held to be invalid or unenforceable under any circumstances, its application in any other circumstances and the remaining provisions of this Agreement shall not be affected. You may not assign or transfer this Agreement, or any of its rights or obligations, without the prior written consent of Half.com, which we can refuse. Nothing in this Agreement is intended to confer benefits, rights or remedies unto any person or entity other than the parties hereto and their successors and permitted assigns. Our suppliers, subcontractors and co-brand associates are third-party beneficiaries of this Agreement.

BUYER PROTECTION POLICY

What is the Half.com Buyer Protection Policy?

We make every effort to provide you with the best possible shopping experience. This means that items you purchase should be delivered to you and should be usable when they arrive. There are times however when a purchase doesn't work out as it should. To protect our Buyers, we offer the Buyer Protection Policy. Every Half.com Buyer is covered under the Buyer Protection Policy for the first $750 of every purchase, subject to the guidelines below.

What should I do if I have a problem?

A Buyer must first contact the Seller through the Half.com Buyer/Seller Communication function, if one or more of the following conditions exist:

Item was never received - An item that should have arrived has not.

An item is "materially different" from the way it was rated - An item is materially different if it does not work, is damaged, or varies significantly in quality from the way it is listed. Many items listed at Half.com are previously-owned, so some wear and tear is to be expected. However, there are several clear cases of material difference that should not occur. As a general rule, an item should never be more than 2 condition descriptions below its listed condition. To learn more about quality conditions, please consult the Seller Pricing and Quality Rating Policy.

An item is shipped to you incorrectly - For example, you order one book and get another.

How do I use Buyer/Seller Communication?

To use Buyer/Seller Communication, go to "Your Account" and click the "Your Purchases" link. Find the correct order and click "View Details". Click the red "Buyer/Seller Communication" button. Follow directions given on the Buyer/Seller Communication pages.

Once you have completed this process there are several possible outcomes:

- If the problem has been resolved, the transaction is considered completed.

- If the Buyer is to be refunded, Half.com will issue a refund approximately 10 days after Buyer/Seller Communication has been completed, if all of the Guidelines listed below are met.

- In some cases the Buyer may need to return the item to the Seller. The Seller will either swap the item with you or will authorize a refund upon receipt of the returned item.

- If the problem has not been resolved, you will need to file a Buyer Protection Report.

What are the Guidelines of Buyer/Seller Communication?

- You must attempt to resolve your problem with the Seller through Buyer/Seller Communication before you submit your Buyer Protection Report. While there may occasionally be problems, most problems are simple misunderstandings. In addition, you may not initiate Buyer/Seller Communication (or submit a Buyer Protection Policy Report to Half.com) if you have instructed your credit card company to charge back the disputed item. Buyers that go though their credit card company to dispute a charge may have their Half.com membership suspended.

- Buyers can use Buyer/Seller Communication on an unlimited basis.

What are the Guidelines for the Buyer Protection Policy?

- When you order, we provide an estimated arrival date for each item in your order. The vast majority of the items you order will arrive within that timeframe. In rare instances, items will take somewhat longer to arrive due to shipping carrier delays and other factors beyond the seller's control. So, you must wait for 30 days from the date of your order to submit your Buyer Protection Report.

- You have a maximum of 60 days from the date of your order to file a Buyer Protection Policy Report.

- Buyers are limited to filing one Buyer Protection Report per month with a lifetime maximum of three Buyer Protection Reports. There is a $750 per item limit on the Buyer Protection Policy.

- Buyers are limited to filing a Buyer Protection Report for Sellers that are not rated, or who have a rating of 3.0 or better.

What happens if I submit my Buyer Protection Report to Half.com?

If the Buyer has followed the Guidelines of the Buyer/Seller Communication, Half.com will contact the Seller to give them another chance to resolve the problem. Half.com may also contact the Buyer for more information. In most circumstances, the Seller and Buyer will be able to resolve the problem. If the problem can't be resolved a refund may be issued at the discretion of Half.com. Refunds will be issued to the original credit card used for the transaction. Refunds will appear on your credit card statement in accordance with the rules and regulations of your credit card issuer. Please see your card agreement for more details.

What if the item is not "materially different, but I disagree with the Seller's rating of the item?

We provide detailed guidelines to Sellers for rating the quality of the items they list on Half.com. You can not submit a Buyer Protection Report for items that are not materially different from the seller rating.

Fraud will never pay at Half.com.

Attempts to abuse the Half.com Buyer Protection Policy will be investigated very seriously. Half.com reserves the right to suspend the membership of any Buyer or Seller we feel has attempted to commit fraud by misusing this policy for his or her own personal gain. Half.com also reserves the right to reduce your Seller's account balance, withdrawal from a Seller's ACH account or charge the Seller's credit card in order to recover damages related to fraud. In addition, abuse of this policy is a criminal offense and violators will be prosecuted to the fullest extent of the law.

This agreement was revised on February 13, 2001.